EXHIBIT 99.1

Conmed Healthcare Management, Inc. Announces $4.9 Million Five-Year Agreement with Kitsap County, Washington

LA PLATA, Md.--(BUSINESS WIRE)—September 4, 2007--Conmed Healthcare Management, Inc. (OTCBB:CMHM - News), a leading turn-key provider of correctional facility healthcare services, today announced the execution of a five-year medical service agreement with Kitsap County, Washington generating approximately $977,000 per year or $4.9 million in total revenue over the full five-year contract period. The Agreement covers an initial three-year period from September 4, 2007, to September 3, 2010 and is renewable thereafter for two years in one-year increments.

Kitsap, a rapidly growing county located directly across Puget Sound and west of Seattle, is a new customer for Conmed, and becomes the second county in the state of Washington to select Conmed as its healthcare provider to its correctional facilities. It is also the second most densely populated county in the State of Washington. Under terms of the contract, Conmed will provide full medical services that include; medical, mental health, dental and other specialty health care services, plus related administrative support. Annual revenue payable to Conmed under the agreement is also subject to potential annual price increases and adjustments based on the size of the inmate population.

Richard W. Turner, President and CEO of Conmed stated, "We are proud of our track record in delivering the appropriate standard of care that counties must provide to their inmates. Kitsap County’s inmate population fits extremely well into our medical service profile, as we seek to partner with counties that have low exposure to chronic illnesses, relatively young and healthy inmates, and are at low litigation risk. In this highly competitive RFP process, we believe that our reputation for quality, as supported by the 100% referenceability of our customers, was an extremely compelling factor in Kitsap’s decision to select us for the engagement. We look forward to the opportunity to serve the specific needs of Kitsap County’s inmates and to build another long-term customer relationship with Kitsap.”

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 21 detention centers and facilities at the county level throughout the United States. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com

Hayden Communications
Peter Seltzberg, 646-415-8972
peter@haydenir.com

or

Brett Maas, 646-536-7331
brett@haydenir.com